UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2017

NEOTHETICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36754	20-8527075
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9171 Towne Centre Drive, Suite 250, San Diego, CA 92122

(Address of principal executive offices, with zip code)

(858) 750-1008

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.05Costs Associated with Exit or Disposal Activities.

As previously announced on June 26, 2017, Neothetics, Inc.’s (the “Company”) Phase 2 proof-of-concept trial, LIPO-202-CL-31, did not demonstrate improvement on any efficacy measurements or separation from placebo. In light of these results, the Company has implemented a reduction of the Company’s current full-time workforce of 6 employees to 2 employees in order to reduce operating expenses and conserve cash resources. The Company expects that this workforce reduction will be effectuated during the third quarter of 2017. The Company estimates that it will incur aggregate cash charges of approximately $647,000 million associated with the workforce reduction during 2017 in connection with approximately $600,500 in severance payments and approximately $46,500 in continuation of benefits.

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 10, 2017, following the recommendation of its Compensation Committee, the Board approved a cash incentive award of $150,000 to Susan A. Knudson under the Company’s 2014 Equity Incentive Plan.  Payment of the cash award is contingent upon consummation of a strategic transaction and that the officer’s service has not terminated prior to the consummation of such a transaction.

Item 8.01Other Events.

On July 10, 2017, the issued a press release announcing its plans to initiate a process to explore and review a range of strategic alternatives, including the engagement of Oppenheimer & Co. Inc. to act as its exclusive financial advisor for the process.

Item 9.01   Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description
99.1	Press Release, dated July 10, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOTHETICS, INC.

Date: July 10, 2017	By:	/s/ Susan A. Knudson
Susan A. Knudson
Chief Financial Officer
(Principal Executive Officer and Principal Financial Officer)

Exhibit Index

Exhibit Number	Description
99.1	Press Release, dated July 10, 2017